UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Soliciting Materials Pursuant to Section 240.14a-12

FORWARD INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

TERENCE BERNARD WISE HOWARD MORGAN MICHAEL LUETKEMEYER ERIC FREITAG SANGITA SHAH N. SCOTT FINE DARRYL KEYS
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Terence Bernard Wise, together with the other participants named herein (“The Forward Thinking Group”), filed a definitive proxy statement and GOLD proxy card with the Securities and Exchange Commission (the “SEC”) on December 8, 2014 to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders (the “Annual Meeting”) of Forward Industries, Inc. (“Forward” or the “Company”), a New York corporation.

On December 19, 2014, Mr. Wise issued the following press release:

ISS RECOMMENDS FORWARD INDUSTRIES SHAREHOLDERS VOTE ON THE GOLD PROXY CARD FOR SUBSTANTIAL CHANGE

WISE CONFRONTS ENTRENCHED BOARD'S MISREPRESENTATIONS

•      Reviews Blemished Governance Record of Joseph E. Mullin III at Bankrupt KIT Digital, Inc.

•      Highlights 6% Dividend Paid to Robert M. Neal while Forward Shareholders Go Without Since 1987

SAFFRON WALDEN, Essex, UK, December 19, 2014 – Terence Bernard Wise, the largest shareholder and member of the board of directors of Forward Industries, Inc. (NASDAQ: FORD), is pleased to announce that ISS, the world’s leading provider of corporate governance solutions, recommends Forward Industries shareholders vote on the GOLD proxy card for Mr. Wise, Howard Morgan and Michael Luetkemeyer. Glass Lewis, the other leading proxy advisory firm, has also recommended that shareholders use the GOLD proxy card at the upcoming annual meeting. In addition, in a statement issued today, Mr. Wise confronted Forward's entrenched Board of Directors on their recent misrepresentations of the experience and integrity of his Director nominees.

“I am extremely pleased that ISS has recommended a vote on the GOLD proxy card. We urge all Forward shareholders to vote for our five highly-qualified nominees. It is clear that ISS saw through the recent attempts by Forward's entrenched Board of directors and management to apply a thin veneer of 'strategy' to their brazen self-dealing. ISS questions management's vaunted M&A strategy as 'reactive to [my] critique, rather than … a well-conceived business combination' and highlights what may be a short supply of confidence in the Board at this time.

We were disappointed that ISS failed to recognize the value that Mr. Fine would add to the Forward Board.  Mr. Fine is a seasoned veteran of finance and industry with an impressive depth of experience in public company governance. While Central European Distribution Corporation (CEDC), a formerly NASDAQ-listed company where Mr. Fine served as a director, was ultimately restructured through a Chapter 11 bankruptcy proceeding, this restructuring was the culmination of a year and a half of tireless effort by many at CEDC, led by Mr. Fine, to find a solution to CEDC's financial situation while avoiding a disastrous cross-border liquidation and saving thousands a jobs. This was accomplished while negotiating against a significant minority shareholder in a highly-contentious board room through a process that  U.S. Bankruptcy Judge Christopher Sontchi lauded as 'beyond reproach' in its arms-length negotiation with a related party. Mr. Fine is justifiably proud of this accomplishment and cites this experience on his public biography. I was similarly impressed by this experience and believe Mr. Fine is exactly the sort of director Forward needs – honest, experienced and unafraid to stand up for good corporate governance.

Compare Mr. Fine with one of Mr. Johnson's handpicked nominees, Mr. Joseph E. Mullin III.  Nowhere does Forward mention the experience of Mr. Mullin at KIT Digital, Inc., where Mr. Mullin presided as Chair of the KIT Audit Committee during a time when the US SEC began an investigation into transactions by KIT's then CEO in KIT company shares. They also fail to explain the quality of Mr. Mullin's stewardship while KIT was enmeshed in financial reporting irregularities that prevented it from filing financial reports, blocking its access to the capital markets and resulting in a Chapter 11 bankruptcy. As KIT's own bankruptcy papers explain, its financial troubles were caused by its rampant M&A buying spree of over 22 companies in 3 years that crippled KIT with debt and failed to realize the promised value – on Mr. Mullin's watch! If this is the sort of public experience Mr. Johnson so values, I truly despair for my shareholding in Forward if Mr. Mullin is elected.

I am also troubled by the inexperience of Robert M. Neal with public company governance. While Mr. Johnson and his associates seek to tar my nominees, they fail to mention that Mr. Neal has never served on a public company board. Moreover, as one of Mr. Johnson's anointed investors in Forward's preference share issue, Mr. Neal has been receiving a 6% dividend from Forward since mid-2013 while Forward's shareholders have been without a dividend since 1987. Not even high-yield bonds pay that kind of return in today's market. In fact, it seems Mr. Neal's only other public experience was his predatory and, ultimately, unsuccessful, campaign from 2011 to 2013 to self-servingly force another NASDAQ small-cap, Concurrent Computer Corporation, to conduct a share buy-back program and appoint his nominees to the board of directors.

In light of these evident contradictions in Forward's position, although I am pleased that ISS has supported a majority of the Wise slate, I am disappointed ISS has not seen fit to endorse two of my nominees. It is clear to me that Forward desperately needs directors with business experience, integrity and honesty. I believe each of my nominees, Mr. Morgan, Mr. Luetkemeyer, Mr. Freitag and Mr. Fine possess these traits in abundance. I am proud to have nominated such fine candidates for your consideration and I deeply regret that Mr. Johnson and his associates have felt the need to resort to baseless mud-slinging in their last ditch effort to cling to power.

I hope Forward shareholders will vote the GOLD proxy card for my five board nominees, who have demonstrated exceptional accomplishments in the key areas required to unlock the substantial value at Forward and provide the leadership Forward’s shareholders deserve.

I urge you to review the materials posted at www.innisfreema.com/Forward/, including my letter to stockholders from December 18, 2014, to learn the truth about the entrenched Board of Directors and their plans for Forward.

I truly believe in Forward’s potential and will remain steadfast in my attempt to provide shareholders with a choice for effective leadership. As always, I welcome your feedback and collaboration in our campaign to reclaim Forward’s future at this critical juncture in its history.”

ADDITIONAL INFORMATION:

Terence Bernard Wise, together with the other participants named herein, has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. (“Forward”), a New York corporation.

FORWARD STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT, AS IT CONTAINS IMPORTANT INFORMATION.  SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

The Participants in the proxy solicitation are Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine and Darryl Keys (collectively, the “Participants”).

As of the date hereof, Mr. Wise beneficially owns 1,608,541 shares of the Company’s common stock, constituting approximately 19% of the class. As of the date hereof, Mr. Morgan beneficially owns 25,000 shares of the Company’s common stock.

Contact:

Innisfree M&A Incorporated

Scott Winter, 212-750-5833